Exhibit 99.1

March 27, 2024

Pieris Pharmaceuticals Announces Strategy to Maximize Partnered Milestone and Royalty Potential

BOSTON, MA, March 27, 2024 – Pieris Pharmaceuticals, Inc. (Nasdaq:PIRS) provided a corporate update today announcing a strategy to maximize its ability to capture the potential milestones from its 4-1BB bispecific Mabcalin® (antibody-Anticalin fusion) protein immuno-oncology assets partnered with Pfizer (formerly Seagen), Boston Pharmaceuticals, and Servier. After considering an extensive range of options, the Company's Board of Directors decided to implement this new strategy along with relevant cost-saving measures that are expected to extend the Company’s cash runway into 2027.

The Company’s strategic review process has focused on maximizing stockholder value, which includes the preservation of potential milestone and royalty payments the Company is eligible to receive. Management and the Board of Directors evaluated a broad spectrum of potential options, including asset in-licensing, out-licensing, royalty monetization, strategic transactions (including reverse mergers, strategic mergers, and sale), and liquidation. With the assistance of the Company’s retained strategic advisor, Stifel, Nicolaus & Company, more than 500 companies were contacted regarding a strategic transaction, and the Company underwent a robust process to identify and negotiate with a select number of final candidates. The Company entered into extended exclusivity with one party contemplating a strategic merger, which centered on that party’s interest in developing the Company’s clinical-stage asset cinrebafusp alfa, but after extensive diligence and negotiations, that counterparty was unable to secure adequate capitalization and offer acceptable terms. The Company ultimately determined that the Company’s planned repositioning offers the best opportunity to maximize stockholder value.

“After an extensive review of strategic alternatives, our Board has determined that retaining the value of future milestone and royalty potential, which could result in up to $75 million of milestone payments during the next several years, as well as potential significant downstream milestones and royalty economics is key to maximizing value for our shareholders,” said James Geraghty, Chairman of the Board of Directors. “Implementing a lean business model with substantially reduced operating expenses results in an expected cash runway into at least 2027, while offering risk-mitigated diversification with high quality partners. Finally, on behalf of the full board, I want to express our gratitude to our employees for all their contributions and express to our investors our commitment to maximize shareholder value going forward."

In support of optimizing potential milestones and royalties, the Company's strategic repositioning includes:

●	A plan to maintain strategic capability by maintaining a lean and experienced Board and management profile to actively pursue the Company’s strategy and consider strategic options;
●	The discontinuation of all the Company’s research and development efforts, which is expected to be completed by the middle of 2024;

●	A workforce reduction that affects additional employees and the executive leadership team, expected to be implemented in the second quarter;
●	A plan to reduce the size of the Company’s Board of Directors, to be better aligned with the nature of the Company’s continuing operations, also expected to be implemented in the second quarter;

“A compelling feature of this new strategy is its planned self-funded nature, offering the opportunity to capture meaningful future milestones and royalties through multiple partnered programs that are fully funded by third parties,” commented Stephen Yoder, President and Chief Executive Officer. Mr. Yoder continued, “The new strategy will also facilitate the potential to pursue milestone and royalty monetization agreements with third parties to possibly accelerate cash distributions to shareholders.”

Since initiating the strategic review in July 2023, the Company implemented several steps, including scaling back operational costs, inclusive of associated headcount reductions, ceasing development of PRS-220 and PRS-400 within its respiratory franchise, and suspending investments associated with co-development of partnered assets. The Company has also eliminated its material long-term obligations through the previously disclosed termination of its lease obligation in Germany, while simultaneously continuing to improve its cash position through the sale of its laboratory and office equipment.

As previously disclosed, the Company remains eligible to receive contingent milestone and royalty payments across its partnered 4-1BB bispecific Mabcalin protein franchise resulting from its partnerships with Pfizer, Boston Pharmaceuticals, and Servier. More specifically:

●	All partnered programs are fully funded by the respective partner, and there are no further discovery or development obligations for the Company;
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The Company may be entitled to aggregate milestones of up to $20 million upon first patient dosed in the phase 2 trials for SGN-BB228, S095012 (formerly PRS-344) and BOS-342, which are all currently in phase 1 clinical development;

●	The Company may be entitled to aggregate milestones of up to $55 million upon first patient dosed in pivotal clinical trials for SGN-BB228, S095012 (formerly PRS-344) and BOS-342;
●	Two additional discovery programs with Pfizer that would entitle the company to additional milestones if brought forward into IND-enabling activities;
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Total development milestone potential from the three clinical stage assets in single, primary indications could be up to $275 million. Total commercial milestone potential on the same assets, if they are approved, could amount to more than $500 million. A potential additional aggregate amount of up to $160 million in both developmental and commercial milestones exists if these programs are developed in additional indications; and

●	In addition to the milestone potential, all programs are eligible for royalties from commercial sales ranging from mid-single digits to low double digits.

In addition to alliance management activities for the partnered programs above, the Company remains committed to trying to obtain value for its products in prior development, including cinrebafusp alfa, as well as proprietary platform capabilities by pursuing potential out-licensing or sale transactions. In addition to pursuing possible monetization of the projected royalty and milestone payments at attractive valuations, the Company may also, from time-to-time, opportunistically consider other options that it believes may increase stockholder value.

We can provide no assurance that the Company will receive any potential milestone or royalty payments or on the timing of any such milestone or royalty payments that may become due, or that any potential strategic transactions will occur.

As of December 31, 2023, the Company had $26.4 million in cash and investments. The Company does not expect to have any future financing requirements to achieve the near-term milestone potential of its partnered programs. The Company may consider cash dividends as and when milestone or other payments are received if the Company determines there is sufficient cash and investments to achieve the Company’s near and long-term objectives.

About Pieris Pharmaceuticals:

Pieris is a biotechnology company based in Boston, Massachusetts that could potentially be entitled to receive development, regulatory, and sales-based milestones from its 4-1BB bispecifics immuno-oncology assets partnered with Pfizer (formerly Seagen), Boston Pharmaceuticals, and Servier. In addition to the milestone potential, Pieris would be eligible for sales royalties on the same partnered programs if they ultimately are approved for commercialization. The Company is seeking potential acquirers for its remaining preclinical and clinical assets. For more information, visit www.pieris.com.

Forward-Looking Statements:

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things statement relating to, our expected cash runway and our belief that the Company’s strategy is fully funded; any potential future cash dividend; statements relating to the strategy being self-funded; statements relating to potentially considering strategic opportunities; anticipated timing, achievement, and receipt of milestone and/or royalty payments provided for in our collaboration agreements; the potential size of potential milestones and royalties; the timing, impact, and extent of reductions in our workforce and the size of our Board of Directors; the cost-saving potential of our strategic reprioritization and restructuring; the potential for us to out-license or sell our products in prior development, including cinrebafusp alfa, and our proprietary platform capabilities; and the possible monetization of milestone and royalties. Actual results could differ from those projected in any forward-looking statement due to numerous factors. Such factors include, among others, expectations for achievement of contractual milestones; availability of funding sufficient for the Company's foreseeable and unforeseeable operating expenses; our cash runway may be reduced by unanticipated liabilities or decisions to opportunistically pursue strategic opportunities; our ability to be successful in exploring and consummating one or more licensing or other transactions on attractive terms if at all for our proprietary platform capabilities or our products in prior development; our ability to maintain a lean and capable management team and board over time; our actual reductions in spending as compared to anticipated cost reductions; including in collaboration with other parties, the inherent uncertainties associated with developing new products or technologies, such as Anticalin based compounds, our partners’ ability to develop, complete clinical trials for, obtain approvals for and commercialize any of our partnered product candidates; our partners ability to achieve expected market share if the drugs are approved and commercialized; uncertainty of overall market size of any of our partnered product candidates; competition in the industry in which we operate; the possibility that our partners may decide not to prioritize or further pursue the programs that we hope to receive milestone and royalty payments under; the fact that data and results from clinical studies may not necessarily be indicative of future results; we may face challenges in continuing to comply with Nasdaq listing standards, such as those relating to minimum price and operating company status; delays or disruptions due to geopolitical issues, including the conflict in Ukraine and the Middle East; and overall market conditions. These forward-looking statements are made as of the date of this press release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents we file with the Securities and Exchange Commission, or the SEC, available at www.sec.gov, including, without limitation, the Company’s most recent Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q, and subsequent filings with the SEC.

Investor Relations Contact:

Pieris Pharmaceuticals, Inc.

Investors@pieris.com